Exhibit 4.3

Execution Version

AMENDMENT TO WARRANT AGREEMENT

This amendment (this “Amendment”), dated March 26, 2023 (the “Effective Date”), is made by and between Nogin, Inc. (f/k/a Software Acquisition Group Inc. III), a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a limited purpose trust company, as warrant agent (the “Warrant Agent”), and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated August 26, 2022, by and between the Company and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, the Company entered into Convertible Note Subscription Agreements (the “Note Agreements”) with certain subscribers, pursuant to which such subscribers purchased $65.5 million aggregate principal amount of 7.00% Convertible Senior Notes due 2026 (the “Notes”) and 1,396,419 warrants (the “PIPE Warrants”).

WHEREAS, on August 26, 2022, the Company issued the Notes and, as contemplated by the Note Agreements, the Company, the Note Guarantors (as defined therein) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), entered into an Indenture governing the Notes (the “Indenture”).

WHEREAS, concurrently with the execution of this Amendment, the Company and the Trustee are entering into an amendment to the Indenture to amend, among other things, certain covenants of the Company and to add certain events of default (the “Indenture Amendment”).

WHEREAS, each whole PIPE Warrant currently entitles the holder thereof to purchase one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), for $11.50 per share (the “Warrant Price”) and, in connection with the Indenture Amendment, the Company desires to reduce the Warrant Price from $11.50 per share to $0.01 per share.

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company may lower the Warrant Price pursuant to Section 3.1 of the Existing Warrant Agreement without the consent of the registered holders.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Amendment to Warrant Agreement and Certificate.

1.1 Amendment to Warrant Agreement. Effective as of the Effective Date, Section 3.1 of the Existing Warrant Agreement is hereby amended and restated as follows:

Each whole PIPE Warrant shall, when countersigned by the Warrant Agent (except with respect to uncertificated Warrants), entitle the registered holder thereof, subject to the provisions of such PIPE Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $0.01 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement refers to the price per share at which the shares of Common Stock may be purchased at the time a PIPE Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days; provided, that the Company shall provide at least twenty (20) days’ prior written notice of such reduction to registered holders of the PIPE Warrants and, provided further that any such reduction shall be applied consistently to all of the PIPE Warrants.

1.2 Amendment to Warrant Certificate. Effective as of the Effective Date, the third paragraph on the face of the Warrant Certificate is hereby amended and restated as follows:

The initial Exercise Price per one share of Common Stock for any Warrant is equal to $0.01 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

2. Consideration. Each of the parties agrees and confirms by signing below that they have received valid consideration in connection with this Amendment and the transactions contemplated herein.

3. Miscellaneous Provisions.

3.1 Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.2 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.3 Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.4 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

3.5 Reference to and Effect on Agreements; Entire Agreement. Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Amendment. Except as specifically amended by this Amendment, the provisions of the Existing Warrant Agreement shall remain in full force and effect. This Amendment and the Existing Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Page Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the day and year first above written.

NOGIN, INC.

By:	/s/ Jonathan S. Huberman
	Name:	Jonathan S. Huberman
	Title:	Chief Executive Officer, President
and Chairman of the Board

[Signature Page to Amendment to Warrant Agreement]

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	/s/ Leicia Savinetti
	Name:	Leicia Savinetti
Title: Vice President

[Signature Page to Amendment to Warrant Agreement]